                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                               September 18, 2000
                              --------------------

                        LORAL SPACE & COMMUNICATIONS LTD.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

Islands of Bermuda                  1-14180                         13-3867424
--------------------------------------------------------------------------------
(State or other                   (Commission                     (IRS Employer
jurisdiction of                   File Number)                    Identification
incorporation)                                                        Number

                         c/o Loral SpaceCom Corporation
                   600 Third Avenue, New York, New York   10016
                 -----------------------------------------------
               (Address of principal executive offices) (Zip Code)


               Registrant's telephone number, including area code:
                                 (212) 697-1105
               ---------------------------------------------------

Item 5. Other Events.
        -------------

     Globalstar Telecommunications Limited ("GTL") has entered into a purchase agreement with Bear, Stearns International Limited ("Bear Stearns"), under which Bear Stearns has agreed to purchase, subject to certain conditions and over several tranches, up to $105 million of shares of GTL common stock (the "Offering"). Bear Stearns will sell the shares of common stock it purchases directly to certain investors or in the market. The purchases will be made at prices based upon the market prices of GTL common stock over the two trading days following GTL's delivery of notice of tranche draw down.

     GTL will use the proceeds from the sales to purchase partnership interests in Globalstar, L.P. ("Globalstar"), which, in turn, will use the proceeds for general corporate purposes including capital expenditures, operations (including marketing and distribution of phones and services) and interest expense.

     Globalstar expects that its cash on hand ($463 million at June 30, 2000), the drawdown of all of its remaining available credit (approximately $29 million at June 30, 2000) and the proceeds from the Offering will enable it to end 2000 with a cash balance of approximately $150 million. Globalstar will require significant additional funds to cover its cash outflows for 2001, which it expects will include operating expenses, interest on indebtedness and dividends on preferred stock of as much as $500 million, as well as capital expenditures and other cash requirements. The amount of such additional funds will depend, among other things, upon the amount and timing of revenues generated. There can be no assurance of the amount of the revenues that will be generated or of the accuracy of the amounts estimated above.

     Globalstar is contemplating raising additional funds through, among other alternatives, equity infusions from its strategic partners; there is no assurance that it will be able to do so on satisfactory terms or at all. If Globalstar is not able to raise sufficient funds, the lack of funds may result in a default on its debt facilities. If Globalstar cannot obtain waivers or otherwise cure such default, there could be a severe adverse effect on the value of shareholders' equity.

     Globalstar's $500 million credit agreement contains a financial condition covenant which comes into effect on March 31, 2001, and requires, among other things, that Globalstar have revenues of $100 million for the four quarters ending March 31, 2001. Globalstar's revenues for the first of these four quarters, the quarter ended June 30, 2000, were $708,000. Given the level of revenues in the quarter ended June 30, 2000, Globalstar anticipates that the growth in revenues during the subsequent three quarters will not be sufficient to meet the $100 million revenue covenant. If Globalstar cannot satisfy this covenant or obtain waivers or amendments from a majority of the bank lenders or fulfill the $500 million obligation in a form satisfactory to all the bank lenders, Globalstar would be in default under its debt facilities (including vendor financing) and Globalstar's lenders and bondholders would have the right to accelerate payment of their loans to Globalstar. If Globalstar is not able to obtain waivers or refinance such debt, there could be a severe adverse effect on the value of shareholders' equity. Loral SatCom Ltd. and Loral Satellite, Inc., directly and indirectly wholly owned subsidiaries of Loral Space & Communications Ltd., have jointly and severally guaranteed Globalstar's obligations under this credit agreement.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        Loral Space & Communications Ltd.


                                        By: /s/ Avi Katz
                                            ------------------------------
                                        Name:  Avi Katz
                                        Title: Vice President and Secretary

Date: September 21, 2000


                                       3